Exhibit 99.2

Hughes Satellite Systems Corporation

Unaudited Interim Condensed Consolidated
Financial Statements and Other Financial Information
For the Quarterly Period Ended September 30, 2011

TABLE OF CONTENTS

		Page
Notice to Readers		ii
Item 1.	Financial Statements	1
	Condensed Consolidated Balance Sheets— September 30, 2011 and December 31, 2010 (Unaudited)	1
	Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months Ended September 30, 2011 and 2010 (Unaudited)	2
	Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2011 and 2010 (Unaudited)	3
	Notes to Condensed Consolidated Financial Statements (Unaudited)	4
Item 2.	Management’s Narrative Analysis of Results of Operations	32

i

Notice to Readers

The following interim condensed consolidated financial statements and notes thereto and other financial information relating to Hughes Satellite Systems Corporation (formerly known as EH Holding Corporation) (“HSS,” the “Company,” “we,” “us” and/or “our”) for the quarter ended September 30, 2011 have been prepared by and are the responsibility of the management of HSS.  These interim condensed consolidated financial statements have not been reviewed or audited by the Company’s independent registered public accounting firm.

The interim condensed consolidated financial statements contained in this report have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information applicable to financial statements required to be included in a Quarterly Report on Form 10-Q. Accordingly, these statements do not include all of the information and notes required for complete financial statements prepared under GAAP. In addition, guarantor financial information as required by Rule 3-10 of Regulation S-X is also omitted from this report. For further information, refer to the combined financial statements and notes thereto of HSS included in the Current Report on Form 8-K of EchoStar Corporation (“EchoStar”) that was furnished to the Securities and Exchange Commission on May 11, 2011.

The following interim condensed consolidated financial statements and notes thereto and other financial information of the Company are based on a combination of (i) the historical financial position and results of operations of certain entities within EchoStar that generally represent EchoStar’s satellite service business prior to the Company’s formation in March 2011 (at which time the assets and liabilities comprising such business were contributed by EchoStar to the Company as part of such formation) and (ii) the consolidated financial position and results of operations subsequent to the Company’s formation, which include Hughes Communications, Inc. and its subsidiaries (“Hughes Communications”) from June 9, 2011 as a result of the Company’s acquisition of Hughes Communications.

ii

Item 1.	Financial Statements

               HUGHES SATELLITE SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except share amounts)
             (Unaudited)

	As of
	September 30,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$194,212	$106
Marketable investment securities	259,496	-
Trade accounts receivable, net of allowance for doubtful accounts of $10,467 and $4,725, respectively	162,820	6,505
Trade accounts receivable - DISH Network, net of allowance for doubtful accounts of zero	36,178	32,455
Inventory	62,953	-
Deferred tax assets	17,090	4,994
Other current assets	43,210	8,261
Total current assets	775,959	52,321

Noncurrent Assets:
Restricted cash and cash equivalents	19,765	16,575
Property and equipment, net of accumulated depreciation of $1,215,201 and $1,096,705, respectively	1,837,456	818,087
Goodwill	523,135	-
FCC authorizations	465,658	65,658
Intangible assets, net	388,152	11
Other investment securities	21,558	724
Other noncurrent assets, net	141,724	43,300
Total noncurrent assets	3,397,448	944,355
Total assets	$4,173,407	$996,676

Liabilities and Shareholder's Equity (Deficit)
Current Liabilities:
Trade accounts payable	$105,970	$9,273
Trade accounts payable - DISH Network	6,855	8,703
Advances from affiliates, net	8,854	-
Deferred revenue and other	63,718	3,403
Accrued interest	46,725	126
Accrued payments in connection with Hughes Acquisition	28,726	-
Accrued expenses and other	97,954	16,520
Current portion of long-term debt and capital lease obligations	57,370	52,213
Total current liabilities	416,172	90,238

Long-Term Obligations, Net of Current Portion:
Long-term debt and capital lease obligations, net of current portion	2,338,942	359,550
Deferred tax liabilities	312,554	66,021
Long-term deferred revenue and other long-term liabilities	21,302	234
Total long-term obligations, net of current portion	2,672,798	425,805
Total liabilities	3,088,970	516,043

Commitments and Contingencies (Note 10)

Shareholder's Equity (Deficit):
Common stock, $0.01 par value; 1,000,000 shares authorized, 1,000 shares
and zero shares issued and outstanding, respectively	-	-
Owner's net investment	-	480,633
Additional paid-in capital	1,099,307	-
Accumulated other comprehensive income (loss)	(6,380)	-
Accumulated earnings (deficit)	(17,887)	-
Total Hughes Satellite Systems Corporation ("HSS") shareholder's equity (deficit)	1,075,040	480,633
Noncontrolling interests	9,397	-
Total shareholder's equity (deficit)	1,084,437	480,633
Total liabilities and shareholder's equity (deficit)	$4,173,407	$996,676

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenue:
Services and other revenue	$243,569	$14,751	$331,775	$38,571
Services and other revenue - DISH Network	54,429	51,691	160,457	157,114
Equipment revenue	58,257	428	83,444	946
Equipment revenue - DISH Network	97	-	97	-
Total revenue	356,352	66,870	575,773	196,631

Costs and Expenses: (exclusive of depreciation shown separately below - Note 6)
Cost of sales - services and other	125,380	17,888	185,277	48,193
Cost of sales - equipment	48,729	348	68,541	700
Selling, general and administrative expenses	69,733	3,440	93,029	9,133
Depreciation and amortization	101,048	23,146	163,976	71,799
Total costs and expenses	344,890	44,822	510,823	129,825

Operating income (loss)	11,462	22,048	64,950	66,806

Other Income (Expense):
Interest income	1,538	1	1,823	5
Interest expense, net of amounts capitalized	(33,791)	(4,204)	(50,904)	(19,527)
Hughes Acquisition costs	(730)	-	(35,230)	-
Other, net	336	1,070	9,703	1,082
Total other income (expense)	(32,647)	(3,133)	(74,608)	(18,440)

Income (loss) before income taxes	(21,185)	18,915	(9,658)	48,366
Income tax (provision) benefit, net	9,134	(6,979)	1,697	(17,846)
Net income (loss)	(12,051)	11,936	(7,961)	30,520
Less: Net income (loss) attributable to noncontrolling interests	270	-	357	-
Net income (loss) attributable to the HSS common shareholder	$(12,321)	$11,936	$(8,318)	$30,520

Comprehensive Income (Loss):
Net income (loss)	$(12,051)	$11,936	$(7,961)	$30,520
Foreign currency translation adjustments	(6,968)	-	(7,330)	-
Unrealized holding gains (losses) on available-for-sale securities, net	1,955	-	950	-
Comprehensive income (loss)	(17,064)	11,936	(14,341)	30,520
Less: Comprehensive income (loss) attributable to noncontrolling interests	(368)	-	(635)	-
Comprehensive income (loss) attributable to the HSS common shareholder	$(16,696)	$11,936	$(13,706)	$30,520

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Nine Months
	Ended September 30,
	2011	2010
Cash Flows From Operating Activities:
Net income (loss)	$(7,961)	$30,520
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	163,976	71,799
Equity in losses (earnings) of affiliates	(1,500)	-
Amortization of debt issuance costs	1,561	-
Non-cash, stock-based compensation	284	550
Deferred tax expense (benefit)	2,431	17,846
Other, net	(14,296)	(1,122)
Change in noncurrent assets	(4,260)	1,726
Changes in current assets and current liabilities, net	52,461	(6,629)
Net cash flows from operating activities	192,696	114,690

Cash Flows From Investing Activities:
Purchases of marketable investment securities	(213,815)	-
Sales and maturities of marketable investment securities	424,808	-
Purchases of property and equipment	(184,993)	(98,497)
Acquisition of Hughes, net of cash acquired of $84,768	(2,089,845)	-
Change in restricted cash and cash equivalents	2,046	787
Other, net	(5,221)	-
Net cash flows from investing activities	(2,067,020)	(97,710)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	2,000,000	-
Repayment of long-term debt and capital lease obligations	(41,660)	(40,279)
Debt issuance costs	(57,597)	-
Contributions from (distributions to) parent	166,379	23,424
Other	553	-
Net cash flows from financing activities	2,067,675	(16,855)

Effect of exchange rates on cash and cash equivalents	755	-

Net increase (decrease) in cash and cash equivalents	194,106	125
Cash and cash equivalents, beginning of period	106	-
Cash and cash equivalents, end of the period	$194,212	$125

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest (including capitalized interest)	$30,206	$32,959
Capitalized interest	$27,638	$12,126
Cash received for interest	$1,390	$5
Cash paid to parent for income taxes, net	$203	$53
Cash paid for income taxes	$2,253	$-
Satellites and other assets financed under capital lease obligations	$25,788	$46,959
Reduction of capital lease obligations and associated asset value for AMC-16 (Note 6)	$6,616	$39,442
Capital expenditures included in accounts payable	$14,423	$7,872
Marketable investment securities contributed in connection
with the Hughes Acquisition, excluding cash and cash equivalents	$442,473	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Organization and Business Activities

Principal Business

Hughes Satellite Systems Corporation (referred to as “HSS,” the “Company,” “we,” “us” and/or “our”), formerly known as EH Holding Corporation, is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation (“EchoStar”). EchoStar is a publicly traded company listed on the Nasdaq Global Select Market under the symbol “SATS”. The Company was formed as a Colorado corporation in March 2011 to facilitate the acquisition (the “Hughes Acquisition”) of Hughes Communications, Inc. and its subsidiaries (“Hughes Communications”) and related financing transactions. In connection with our formation, EchoStar contributed the assets and liabilities of its satellite services business, including its principal operating subsidiary of its satellite services business, EchoStar Satellite Services L.L.C., to us. As a result, our historical financial statements, prior to June 9, 2011, reflect the historical consolidated financial position and operating results of EchoStar’s satellite services business.

Following the Hughes Acquisition, we operate two segments:

•
EchoStar Satellite Services – which uses 10 of our 11 owned and leased in-orbit satellites and related Federal Communications Commission (“FCC”) licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network Corporation (“DISH Network”), and secondarily to Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”), U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.

•
Hughes – which provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers.  Hughes also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  Effective June 9, 2011, Hughes became a new segment as a result of the Hughes Acquisition, and the results of operations of Hughes Communications are included in this report only as of such date.  See Note 9 for further discussion of the transaction.

Effective January 1, 2008, DISH Network completed its distribution to EchoStar (the “Spin-off”) of its digital set-top box business and certain infrastructure and other assets, including certain of its satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities.  Since the Spin-off, EchoStar and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

Hughes Communications Acquisition

On June 8, 2011, we acquired all of the outstanding equity of Hughes Communications, Inc., pursuant to an agreement and plan of merger (the “Hughes Agreement”) by and between us, EchoStar, certain of EchoStar’s subsidiaries, and Hughes Communications, Inc., following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Hughes Agreement, each issued and outstanding share of common stock and vested stock options of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  In addition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  The funding of the Hughes Acquisition was supported by the issuance of $1.1 billion of senior secured notes and $900 million of senior unsecured notes.  See Note 8 for further discussion.  In addition to the debt securities issued, EchoStar contributed cash and marketable investment securities and forgave certain intercompany accounts payables, net totaling $609 million for HSS.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information.  Accordingly, these statements do not include all of the information and notes required for complete financial statements prepared under GAAP.  In addition, guarantor financial information as required by Rule 3-10 of Regulation S-X is also omitted from this report. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Our results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.  For further information, refer to the combined financial statements and notes thereto of HSS included in the Current Report on Form 8-K of EchoStar that was furnished to the Securities and Exchange Commission on May 11, 2011.  Certain prior period amounts have been reclassified to conform to the current period presentation.

Our results of operations for the periods presented prior to March 2011 are presented on a combined basis and reflect the historical financial position, results of operations and cash flows of certain entities included in the condensed combined financial statements and accounting records of EchoStar that principally represented its satellite services business. The financial statements for all periods are labeled as condensed consolidated financial statements. Our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2011 includes the results of operations for Hughes Communications from June 9, 2011 through September 30, 2011. See the accounting policies below for changes related to the Hughes Acquisition.

Principles of Consolidation

We consolidate all majority owned subsidiaries, investments in entities in which we have controlling influence and variable interest entities where we have been determined to be the primary beneficiary.  Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee.  When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, deferred revenue and deferred subscriber acquisition costs (“SAC”) amortization periods, allowances for doubtful accounts, allowance for sales returns/rebates, warranty obligations, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of financial instruments, fair value of options granted under EchoStar’s stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets, and royalty obligations.  Weakened economic conditions may increase the inherent uncertainty in the estimates and assumptions indicated above.  We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances.  Due to the inherent uncertainty involved in making estimates, actual results may differ from previously estimated amounts, and such differences may be material to our Condensed Consolidated Financial Statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively in the period they occur.

Fair Value of Financial Instruments

As of September 30, 2011 and December 31, 2010, the carrying value of our cash and cash equivalents; current marketable investment securities; trade accounts receivable, net of allowance for doubtful accounts; and current liabilities is equal to or approximates fair value due to their short-term nature or proximity to current market rates.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Revenue Recognition

Revenue is recognized when an arrangement exists, prices are determinable, collectability is reasonably assured and the goods or services have been delivered.  If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.  Revenue from equipment sales is generally recognized upon shipment to customers.  Revenue from digital broadcast operations and satellite services and other is recognized when the related services are performed.  Upfront fees collected in connection with the service arrangements for customers in our consumer market are deferred and recognized as service revenue over the estimated subscriber life.

In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes.  We offer a rebate to qualifying new consumer subscribers and record a reduction in revenue in the same period in which the related sale occurs based on an estimate of the number of rebates that will be redeemed.  This estimate is based on historical experience and actual sales during the promotion.

Our Hughes segment has a consumer rental program, which typically allows customers in our consumer market to rent equipment with a 24-month service contract.  Once the initial contract ends, it becomes a month-to-month contract.  Revenue on the rental equipment is recognized on a monthly basis as service revenue over the customer contract term.

In August 2010, Hughes Communications was awarded $59 million from the U.S. Government as the only recipient of a national award under the broadband stimulus programs established pursuant to the American Recovery and Reinvestment Act of 2009.  Under the broadband stimulus program, eligible customers in our consumer market generally have month-to-month service contracts and do not have to pay for the rental of the equipment.

In addition to providing standard product and service offerings, our Hughes segment also enters into contracts to design, develop and deliver telecommunication networks to customers in our enterprise market.  These contracts for telecommunication networks require significant effort to develop and construct the network, over an extended time period.  Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems.  Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting.  Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, based on the ratio of costs incurred to estimated total costs at completion.  Profits expected to be realized on long-term contracts are based on estimates of total sale values and costs at completion.  These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made.  Estimated losses on contracts are recorded in the period in which they are identified.

Research and Development

The cost of research and development is charged to expense as incurred.  During the three and nine months ended September 30, 2011, research and development expense was $6 million and $7 million, respectively, and was recorded in “Selling, general and administrative expenses” on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Debt Issuance Costs

Costs of issuing debt are generally deferred and amortized utilizing the effective interest method with amortization included in “Interest expense, net of amounts capitalized” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Inventory

Inventory is stated at the lower of cost or market value. We use standard costs adjusted to reflect actual cost, based on variance analyses performed throughout the year which approximates the first-in, first-out method. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)
Subscriber Acquisition Costs

SAC is included in “Other noncurrent assets, net” on our Condensed Consolidated Balance Sheets.  SAC consists of costs paid to third-party dealers and customer service representative commissions on new service activations and, in certain cases, the cost of hardware and installation services provided to customers at the inception of service or the cost of services for activities related to the consumer rental program.  SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the contractual term as the related service revenue is earned.  We monitor the recoverability of SAC and are entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period.  The recoverability of deferred SAC is reasonably assured through the monthly service fee charged to customers, the ability to recover the equipment or charge an unreturned equipment fee, and/or the ability to charge an early termination fee.

Capitalized Software Costs

Software development costs are capitalized and amortized using the straight-line method over the estimated useful life of the software, not in excess of five years.  Internal use capitalized software costs are included in “Property and equipment, net” on our Condensed Consolidated Balance Sheets.  Software program reviews are conducted at least annually, or as events and circumstances warrant such a review, to determine if capitalized software development costs have been impaired and to ensure that costs associated with programs that are no longer generating revenue are expensed.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of ninety days or less at the date of investment to be cash equivalents. As of September 30, 2011 and December 31, 2010, our cash equivalents primarily consist of money market funds, government bonds and corporate notes.

Restricted Cash and Cash Equivalents

As of September 30, 2011 and December 31, 2010, our restricted cash and cash equivalents primarily include amounts required as collateral for our letters of credit or surety bonds.

Marketable and Other Investment Securities

Marketable investment securities

We currently classify all marketable investment securities as available-for-sale.  We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total shareholder’s equity (deficit),” net of related deferred income tax.  Declines in the fair value of a marketable investment security which are determined to be “other-than-temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment.

We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other-than-temporary. This quarterly evaluation consists of reviewing, among other things:

•	the fair value of our marketable investment securities compared to the carrying amount,
•	the historical volatility of the price of each security, and
•	market and company specific factors related to each security.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Declines in the fair value of investments below cost basis are generally accounted for as follows:

Length of Time Investment Has Been In a Continuous Loss Position	Treatment of the Decline in Value (absent specific factors to the contrary)
Less than six months	Generally considered temporary.
Six to nine months	Evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such decline is other-than-temporary.
Greater than nine months	Generally considered other-than-temporary. The decline in value is recorded as a charge to earnings.

In situations where the fair value of a debt security is below its carrying amount, we consider the decline to be other-than-temporary and record a charge to earnings if any of the following factors apply:

•	We have the intent to sell the security.
•	It is more likely than not that we will be required to sell the security before maturity or recovery.
•	We do not expect to recover the security’s entire amortized cost basis, even if there is no intent to sell the security.

In general, we use the first in, first out method to determine the cost basis on sales of marketable investment securities.

Other investment securities

Generally, we account for our unconsolidated debt and equity investments under either the fair value, equity and/or cost method of accounting.  Because these equity securities are generally not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other-than-temporary impairment on a quarterly basis.  This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment.  Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants, bankruptcy and changes in business strategy.  The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and these changes are likely to have a significant adverse effect on the fair value of the investment.  When impairments occur related to our foreign investments, any cumulative translation adjustment associated with these investments will remain in “Accumulated other comprehensive income (loss)” within “Total shareholder’s equity (deficit)” on our Condensed Consolidated Balance Sheets until the investments are sold or otherwise liquidated; at which time, they will be released into our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Property and Equipment

Property and equipment are stated at cost.  Depreciation is recorded on a straight-line basis over lives ranging from one to forty years.  Repair and maintenance costs are charged to expense when incurred.  Renewals and betterments are capitalized.

The cost of satellites under construction, including certain amounts prepaid under our satellite service agreements, is capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite.  If a satellite were to fail during launch or while in-orbit, generally, the resultant loss would be charged to expense in the period such loss was incurred.  The amount of any such loss would be reduced to the extent of insurance proceeds estimated to be received, if any.

Intangible Assets and FCC Authorizations

We do not amortize goodwill and intangible assets with indefinite useful lives, but test for impairment annually or whenever indicators of impairments arise.  Intangible assets that have finite lives are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Generally, we have determined that our FCC licenses have indefinite useful lives due to the following:

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

•	FCC spectrum is a non-depleting asset;
•	replacement satellite applications are generally authorized by the FCC subject to certain conditions, without substantial cost under a stable regulatory, legislative and legal environment;
•	maintenance expenditures in order to obtain future cash flows are not significant; and
•	we intend to use these assets indefinitely.

In conducting our annual impairment tests, we have historically determined that the estimated fair value of the FCC licenses, calculated using the discounted cash flow analysis, exceeded their carrying amount.

Goodwill

Goodwill represents the excess of purchase price over the fair value of identified net assets of businesses acquired. We evaluate our goodwill impairment on an annual basis, or earlier if events and circumstances occur indicating that goodwill might be impaired.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For assets which are held and used in operations, the asset would be impaired if the carrying value of the asset exceeded its undiscounted future net cash flows. Once an impairment is determined, the actual impairment is reported as the difference between the carrying value and the fair value as estimated using discounted cash flows. Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We consider relevant cash flow, estimated future operating results, trends and other available information in assessing whether the carrying value of assets are recoverable.

Foreign Currency

Certain of our foreign operations have determined the local currency to be their functional currency.  Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using period-end exchange rates while income and expense accounts are translated at the average rates in effect during the period.  The resulting translation adjustment is recorded in “Accumulated Other Comprehensive Income (Loss),” a separate component of equity.

We also have foreign operations where the U.S. dollar has been determined as the functional currency.  Gains and losses resulting from re-measurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Market Concentration and Credit Risk

We provide services and extend credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. We monitor our exposure to credit losses and maintain, as necessary, allowances for anticipated losses. Our EchoStar Satellite Services segment depends on DISH Network for a substantial portion of its revenue. As a result, any termination or reduction in the services we provide to DISH Network would adversely impact our results of operations and require us to aggressively pursue alternative sources of revenue.

Financial instruments that potentially subject us to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although we maintain cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Recently Adopted Accounting Guidance

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13 amending Accounting Standards Codification (“ASC”) 605 “Revenue Recognition” related to revenue arrangements with multiple deliverables.  Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables.  The adoption of ASU 2009-13 on January 1, 2011 did not have a material impact on our financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605 to change the accounting model for revenue arrangements that include both tangible products and software elements.  The adoption of ASU 2009-14 on January 1, 2011 did not have a material impact on our financial statements.

New Accounting Pronouncements

In September 2011, the FASB issued ASU 2011-08 amending ASC 350 “Intangibles- Goodwill and Other” related to goodwill impairment testing.  Among other things, ASU 2011-08 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  Although early adoption is allowed, the amendment is effective for impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect the adoption of ASU 2010-08 to have a material impact on our financial position or results of operations.

Note 3.	Marketable Investment Securities and Other Investment Securities

Our marketable investment securities and other investment securities consist of the following:

	As of
	September 30,	December 31,
	2011	2010
	(In thousands)
Marketable investment securities:
Current marketable investment securities - VRDNs	$97,165	$-
Current marketable investment securities - strategic	5,398	-
Current marketable investment securities - other	156,933	-
Total marketable investment securities - current	259,496	-
Other investment securities— noncurrent:
Cost method	15,557	-
Equity method	6,001	724
Total other investment securities — noncurrent	21,558	724
Total marketable and other investment securities	$281,054	$724

Marketable Investment Securities

Our marketable investment securities portfolio consists of various debt and equity instruments, all of which are classified as available-for-sale.

Current Marketable Investment Securities - VRDNs

Variable rate demand notes (“VRDNs”) are long-term floating rate municipal bonds with embedded put options that allow the bondholder to sell the security at par plus accrued interest. All of the put options are secured by a pledged liquidity source. Our VRDN portfolio is comprised of investments in many municipalities, which are backed by financial institutions or other highly rated companies that serve as the pledged liquidity source. While they are classified as marketable investment securities, the put option allows VRDNs to be liquidated generally on a same day or on a five business day settlement basis.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Current Marketable Investment Securities - Strategic

Our current strategic marketable investment securities are highly speculative and have experienced and continue to experience volatility.  As of September 30, 2011, our strategic investment portfolio consisted of securities of a single issuer and the value of that portfolio depends on the value of that issuer.

Current Marketable Investment Securities - Other

Our other current marketable investment securities portfolio includes investments in various debt instruments including corporate and government bonds.

Other Investment Securities - Noncurrent

We account for our unconsolidated debt and equity investments under the fair value, equity and/or cost method of accounting.  We have several strategic investments in certain equity securities that are included in noncurrent “Other investment securities” on our Condensed Consolidated Balance Sheets.

Non-majority owned investments in equity securities are generally accounted for using the equity method when we have the ability to significantly influence the operating decisions of an investee.  However, when we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.

Our ability to realize value from our strategic investments in companies that are not publicly traded depends on the success of those companies’ businesses and their ability to obtain sufficient capital to execute their business plans.  Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain fair value for them.

Unrealized Gains (Losses) on Marketable Investment Securities

We had no investments in marketable investment securities as of December 31, 2010. As of September 30, 2011, we had accumulated net unrealized gains of $1 million, net of related tax effect as a part of “Accumulated other comprehensive income (loss)” within “Total shareholder’s equity (deficit).”  A full valuation allowance has been established against any net deferred tax assets that are capital in nature.  The components of our available-for-sale investments are summarized in the table below.

	As of September 30, 2011
	Marketable
	Investment	Unrealized
	Securities	Gains	Losses	Net
	(In thousands)
Debt securities:
VRDNs	$97,165	$-	$-	$-
Other	156,933	26	(1,301)	(1,275)
Equity securities:				-
Other	5,398	2,225	-	2,225
Total marketable investment securities	$259,496	$2,251	$(1,301)	$950

As of September 30, 2011, we had debt securities of $210 million with contractual maturities of one year or less and $44 million with contractual maturities greater than one year.  Actual maturities may differ from contractual maturities as a result of our ability to sell these securities prior to maturity.

As of September 30, 2011, the aggregate fair value of our debt securities that were in a loss position, all of which had been in a loss position for six months or less, totaled $107 million. We do not intend to sell our investments in debt securities before they recover or mature, and it is more likely than not that we will hold these debt investments until that time.  In addition, we are not aware of any specific factors indicating that the underlying issuers of these debt securities would not be able to pay

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

interest as it becomes due or repay the principal at maturity.  Therefore, we believe that these changes in the estimated fair values of these marketable investment securities are primarily related to temporary market fluctuations.

Fair Value Measurements

We determine fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  Market or observable inputs are the preferred source of values, followed by unobservable inputs or assumptions based on hypothetical transactions in the absence of market inputs.  We apply the following hierarchy in determining fair value:

•	Level 1, defined as observable inputs being quoted prices in active markets for identical assets;

•
Level 2, defined as observable inputs other than quoted prices included in Level 1, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•
Level 3, defined as unobservable inputs for which little or no market data exists, consistent with reasonably available assumptions made by other participants therefore requiring assumptions based on the best information available.

As of September 30, 2011, we classified our current debt securities as Level 2 of the fair value hierarchy, as they were based on quoted market prices that can be derived from assumptions observable in the marketplace, and our current equity securities as Level 1 of the fair value hierarchy, as they have quoted market prices in active markets. These assets were measured at fair value on a recurring basis.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Note 4.	Trade Accounts Receivable

Our trade accounts receivable consist of the following:

	As of
	September 30,	December 31,
	2011	2010
	(In thousands)
Trade accounts receivable	$149,736	$11,230
Contracts in process	23,551	-
Total trade accounts receivable	173,287	11,230
Allowance for doubtful accounts	(10,467)	(4,725)
Trade accounts receivable, net	$162,820	$6,505

As of September 30, 2011, advances and progress billings offset against contracts in process amounted to $15 million.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Note 5.	Inventory

We had no inventory as of December 31, 2010. As of September 30, 2011, our inventory, related to the Hughes segment, consists of the following:

Amount
(In thousands)
Finished goods	$38,061
Work-in-process	18,065
Raw materials	6,827
Total inventory	$62,953

Note 6.	Property and Equipment

Property and equipment consist of the following:

	Depreciable	As of
	Life	September 30,	December 31,
	(In Years)	2011	2010
		(In thousands)
Land	-	$11,402	$-
Buildings and improvements	1 - 40	56,586	-
Consumer rental equipment	3 - 4	142,264	-
Furniture, fixtures, equipment and other	1 - 10	129,138	13,812
Satellites:
EchoStar III - fully depreciated	N/A	234,083	234,083
EchoStar IV - fully depreciated	N/A	78,511	78,511
EchoStar VI	12	244,305	244,305
EchoStar VIII	12	175,801	175,801
EchoStar IX	12	127,376	127,376
EchoStar XII	10	190,051	190,051
SPACEWAY 3	15	286,707	-
Satellites acquired under capital leases	10-15	566,817	534,673
Construction in process	-	809,616	316,180
Total property and equipment		3,052,657	1,914,792
Accumulated depreciation		(1,215,201)	(1,096,705)
Property and equipment, net		$1,837,456	$818,087

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

“Construction in process” consists of the following:

	As of
	September 30,	December 31,
	2011	2010
	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements and launch costs:
QuetzSat-1	$180,759	$162,947
EchoStar XVI	209,552	100,312
Jupiter	338,580	-
Other	23,064	51,981
Buildings and improvements	64	-
Uplink equipment	46,133	-
Other	11,464	940
Construction in process	$809,616	$316,180

For the three and nine months ended September 30, 2011, we recorded $13 million and $28 million, respectively, of capitalized interest related to our satellites under construction.  For the three and nine months ended September 30, 2010, we recorded $5 million and $12 million, respectively, of capitalized interest related to our satellites under construction.

Depreciation and amortization expense consists of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Satellites	$29,455	$22,594	$77,015	$70,095
Furniture, fixtures, equipment
and other (including Consumer rental equipment)	31,474	551	40,678	1,701
Identifiable intangible assets subject to amortization	38,990	1	44,932	3
Buildings and improvements	1,129	-	1,351	-
Total depreciation and amortization	$101,048	$23,146	$163,976	$71,799

Cost of sales and other expense categories included in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) do not include depreciation expense.

Satellites

We currently utilize 11 satellites in geostationary orbit approximately 22,300 miles above the equator, including the SPACEWAYTM 3 satellite, which was added to our satellite fleet as a result of the Hughes Acquisition.  Five of these satellites are leased, and four of our leased satellites are accounted for as capital leases and are depreciated over the terms of the satellite service agreements.  We also lease capacity on one satellite from DISH Network that is accounted for as an operating lease.  See Note 12 for further discussion of our satellite leases with DISH Network.  We depreciate our owned satellites over the useful life of each satellite.

QuetzSat-1.  QuetzSat-1 was launched on September 29, 2011.  During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”) to lease all of the capacity on QuetzSat-1.  This lease will be accounted for as a capital lease.  Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 direct broadcast satellite (“DBS”) transponders on this satellite from us.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

In addition, we have two owned satellites that are currently under construction, as follows:

EchoStar XVI.  In November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be launched during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.

Jupiter.  In June 2009, Hughes Communications entered into an agreement with Space Systems/Loral, Inc. (“SS/L”) for the design and manufacture of our next-generation, high throughput geostationary satellite (“Jupiter”).  Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for our HughesNet service to the consumer market in North America.  Jupiter is expected to be launched during the first half of 2012.

Satellite Anomalies

Prior to 2011, certain satellites in our fleet experienced anomalies, some of which have had a significant adverse impact on their remaining useful life and/or commercial operation.  There can be no assurance that future anomalies will not further impact the remaining useful life and commercial operation of any of these satellites.  See “Long-Lived Satellite Assets” below for further discussion of evaluation of impairment.  In addition, there can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  We generally do not carry insurance for any of the in-orbit satellites that we use, and therefore we will bear the risk of any uninsured in-orbit failures.  Recent developments with respect to certain of our satellites are discussed below.

Owned Satellites

EchoStar IV.  During the third quarter of 2011, EchoStar IV was removed from the 77 degree orbital location and retired from commercial service.  This retirement did not have a material impact on our results of operations or financial position.

EchoStar VIII.  EchoStar VIII was designed to operate 32 DBS transponders in the continental United States at approximately 120 watts per channel, switchable to 16 DBS transponders operating at approximately 240 watts per channel.  EchoStar VIII was also designed with spot-beam technology.  This satellite has experienced several anomalies prior to and during 2011.  In January 2011, the satellite experienced an anomaly which temporarily disrupted electrical power to some components, causing an interruption of broadcast service.  In addition, it has now been determined one of the two on-board computers used to control the satellite failed in connection with this anomaly.  None of these anomalies has impacted the commercial operation or estimated useful life of the satellite.  However, there can be no assurance that this anomaly or any future anomalies will not reduce its useful life or impact its commercial operation.

Leased Satellites

AMC-15.  AMC-15, a fixed satellite services (“FSS”) satellite, commenced commercial operation during January 2005 and currently operates at the 105 degree orbital location.  This SES World Skies satellite is equipped with 24 Ku FSS transponders that operate at approximately 120 watts per channel and a Ka FSS payload consisting of 12 spot beams.  During 2011, AMC-15 experienced solar-power anomalies, which caused a power loss that reduced its capacity.  Pursuant to the satellite services agreement, we are negotiating a reduction of our monthly recurring payment, which could impact the carrying value of the satellite and the related capital lease obligation.

AMC-16.  AMC-16, an FSS satellite, commenced commercial operation during February 2005 and currently operates at the 85 degree orbital location.  This SES World Skies satellite is equipped with 24 Ku-band FSS transponders that operate at approximately 120 watts per channel and a Ka-band payload consisting of 12 spot beams.  During the first quarter of 2010, SES World Skies notified us that AMC-16 had experienced a solar-power anomaly, which caused a power loss that reduced its capacity.  Pursuant to the satellite services agreement, we are entitled to a reduction of our monthly recurring payment in the event of a partial loss of satellite capacity.  Effective in March and July 2010, the monthly recurring payment was reduced and as a result our capital lease obligation and the corresponding asset value was lowered by a total of $39 million.  In addition, beginning in May 2011, the monthly recurring payment was reduced again due to the March 2010 anomaly and as a result our capital lease obligation was lowered by approximately $7 million and a gain was recorded in “Other, net” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Long-Lived Satellite Assets

We evaluate our satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  Certain of the anomalies discussed above, and previously disclosed, may be considered to represent a significant adverse change in the physical condition of a particular satellite.  However, based on the redundancy designed within each satellite, these anomalies are not considered to be significant events that would require evaluation for impairment recognition because the projected cash flows have not been significantly affected by these anomalies.

Note 7.	Intangible Assets and Goodwill

Intangible Assets

As of September 30, 2011 and December 31, 2010, our identifiable intangible assets subject to amortization consisted of the following:

	As of
	September 30, 2011		December 31, 2010
	Intangible	Accumulated	Intangible	Accumulated
	Assets	Amortization	Assets	Amortization
	(In thousands)
Customer relationships	$280,000	$(29,714)	$-	$-
Contract-based	67,100	(11,580)	-	-
Technology-based	51,417	(2,770)	18	(7)
Trademark portfolio	29,850	(479)	-	-
Favorable leases	4,707	(379)	-	-
Total	$433,074	$(44,922)	$18	$(7)

Amortization of these intangible assets is recorded on a straight line basis over an average finite useful life primarily ranging from approximately one to twenty years or in relation to the estimated discounted cash flows over the life of the intangible.  Amortization was $39 million and $45 million during the three and nine months ended September 30, 2011, respectively. Amortization was nominal during the three and nine months ended September 30, 2010.

Estimated future amortization of our identifiable intangible assets as of September 30, 2011 is as follows:

Amount
For the Years Ended December 31,	(In thousands)
2011 (remaining three months)	$36,400
2012	68,822
2013	46,497
2014	56,052
2015	45,495
Thereafter	134,886
Total	$388,152

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Goodwill

The excess of our investments in consolidated subsidiaries over net tangible and identifiable intangible asset value at the time of the investment is recorded as goodwill and is not subject to amortization but is subject to impairment testing annually or whenever indicators of impairment arise.  The goodwill associated with the Hughes Acquisition is detailed in the table below.

Amount
(In thousands)
Balance as of December 31, 2010	$-
Hughes Acquisition	523,135
Balance as of September 30, 2011	$523,135

Note 8.	Debt and Capital Lease Obligations

6 1/2% Senior Secured Notes due 2019

On June 1, 2011, we issued $1.1 billion aggregate principal amount of our 6 1/2% Senior Secured Notes (the “Senior Secured Notes”) at an issue price of 100.0%, pursuant to a Secured Indenture dated June 1, 2011 (the “Secured Indenture”).  The Senior Secured Notes mature on June 15, 2019.  Interest accrues at an annual rate of 6 1/2% and is payable semi-annually in cash, in arrears on June 15 and December 15 of each year, commencing on December 15, 2011.

The Senior Secured Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, as defined in the Secured Indenture, together with accrued and unpaid interest, if any, to the date of redemption.  Prior to June 15, 2014, we may also redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price equal to 106.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds from certain equity offerings or capital contributions.  In addition, prior to June 15, 2015, we may redeem up to 10% of the outstanding Senior Secured Notes per year at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

The Senior Secured Notes are:

•	our general secured obligations;
•
secured by a first priority security interest in substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and Permitted Liens (as defined in the Secured Indenture);

•
effectively junior to our obligations that are secured by assets that are not part of the Collateral (as defined in the Secured Indenture) that is securing the Senior Secured Notes, in each case to the extent of the value of the Collateral securing such obligations;

•	effectively senior to our existing and future unsecured obligations to the extent of the value of the Collateral securing the Senior Secured Notes, after giving effect to Permitted Liens;
•	senior in right of payment to all of our existing and future obligations that are expressly subordinated to the Senior Secured Notes;
•	structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries (as defined in the Secured Indenture); and
•	unconditionally guaranteed, jointly and severally, on a general senior secured basis by each Guarantor (as defined in the Secured Indenture).

Subject to certain exceptions, the Secured Indenture contains restrictive covenants that, among other things, impose limitations on our ability and, in certain instances, the ability of our Restricted Subsidiaries (as defined in the Secured Indenture), to:

•	pay dividends or make distributions on our capital stock or repurchase our capital stock;
•	incur additional debt;
•	make certain investments;
•	create liens or enter into sale and leaseback transactions;
•	merge or consolidate with another company;
•	transfer and sell assets;
•	enter into transactions with affiliates; and
•	allow to exist certain restrictions on the ability of certain of our subsidiaries to pay dividends, make distributions, make other payments, or transfer assets to us.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

In the event of a change of control, as defined in the Secured Indenture, we would be required to make an offer to repurchase all or any part of a holder’s Senior Secured Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase.

7 5/8% Senior Notes due 2021

On June 1, 2011, we issued $900 million aggregate principal amount of our 7 5/8% Senior Notes (the “Senior Notes”) at an issue price of 100.0%, pursuant to an Unsecured Indenture dated June 1, 2011 (the “Unsecured Indenture”).  The Senior Notes mature on June 15, 2021.  Interest accrues at an annual rate of 7 5/8% and is payable semi-annually in cash, in arrears on June 15 and December 15 of each year, commencing on December 15, 2011.

The Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100.0% of the principal amount plus a “make-whole” premium, as defined in the Unsecured Indenture, together with accrued and unpaid interest, if any, to the date of redemption.  Prior to June 15, 2014, we may also redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 107.625% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds from certain equity offerings or capital contributions.

The Senior Notes are:

•	our general unsecured obligations;
•	effectively junior to our obligations that are secured to the extent of the value of the collateral securing such obligations;
•	senior in right of payment to all of our existing and future obligations that are expressly subordinated to the Senior Notes;
•	structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries (as defined in the Unsecured Indenture); and
•	unconditionally guaranteed, jointly and severally, on a general senior basis by each Guarantor (as defined in the Unsecured Indenture).

Subject to certain exceptions, the Unsecured Indenture contains restrictive covenants that, among other things, impose limitations on our ability and, in certain instances, the ability of our Restricted Subsidiaries (as defined in the Unsecured Indenture), to:

•	pay dividends or make distributions on our capital stock or repurchase our capital stock;
•	incur additional debt;
•	make certain investments;
•	create liens or enter into sale and leaseback transactions;
•	merge or consolidate with another company;
•	transfer and sell assets;
•	enter into transactions with affiliates; and
•	allow to exist certain restrictions on the ability of certain subsidiaries to pay dividends, make distributions, make other payments, or transfer assets to us.

In the event of a change of control, as defined in the Unsecured Indenture, we would be required to make an offer to repurchase all or any part of a holder’s Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Fair Value of our Debt

The following table summarizes the carrying and fair values of our debt facilities:

	As of
	September 30, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)
6 1/2% Senior Secured Notes due 2019	$1,100,000	$1,072,500	$-	$-
7 5/8% Senior Notes due 2021	900,000	873,000	-	-
Mortgages and other notes payable	6,706	6,706	6,314	6,314
Subtotal	2,006,706	$1,952,206	6,314	$6,314
Capital lease obligations (1)	389,606	NA	405,449	NA
Total debt and capital lease obligations	$2,396,312		$411,763

(1) Disclosure regarding fair value of capital leases is not required.

Capital Lease Obligations

As of September 30, 2011 and December 31, 2010, we had $567 million and $535 million, respectively, capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” with related accumulated depreciation of $289 million and $268 million, respectively.  In our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), we recognized depreciation expense associated with our satellites accounted for as capital leases of $7 million and $6 million for the three months ended September 30, 2011 and 2010, respectively, and $21 million and $22 million for the nine months ended September 30, 2011 and 2010, respectively. The following satellites are accounted for as capital leases and depreciated over the terms of the respective satellite service agreements.

AMC-15.  AMC-15 commenced commercial operation during January 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.  During 2011, AMC-15 experienced solar-power anomalies, which caused a power loss that reduced its capacity.  Pursuant to the satellite services agreement, we are negotiating a reduction of our monthly recurring payment, which could impact the carrying value of the satellite and the related capital lease obligation.

AMC-16.  AMC-16 commenced commercial operation during February 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.  Effective in March and July 2010, the monthly recurring payment was reduced as a result of a March 2010 anomaly and as a result our capital lease obligation and the corresponding asset value was lowered by a total of $39 million.  In addition, beginning in May 2011, the monthly recurring payment was reduced again due to the March 2010 anomaly and as a result our capital lease obligation was lowered by approximately $7 million and a gain was recorded in “Other, net” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Nimiq 5.  Nimiq 5 was launched in September 2009 and commenced commercial operation at the 72.7 degree orbital location during October 2009, where it provides additional high-powered capacity to our satellite fleet.  See Note 12 for further discussion.

QuetzSat-1.  QuetzSat-1 was launched in September 2011.  This lease is renewable by us on a year-to-year basis following the initial ten-year term and provides us with certain rights to lease capacity on replacement satellites.  See Note 12 for further discussion.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of September 30, 2011 are as follows:

Amount
For the Years Ended December 31,	(In thousands)
2011 (three months remaining)	$30,667
2012	122,477
2013	121,674
2014	115,925
2015	50,200
Thereafter	429,000
Total minimum lease payments	869,943
Less: Amount representing lease of the orbital location and estimated executory costs (primarily
insurance and maintenance) including profit thereon, included in total minimum lease payments	(264,921)
Net minimum lease payments	605,022
Less: Amount representing interest	(215,416)
Present value of net minimum lease payments	389,606
Less: Current portion	(56,117)
Long-term portion of capital lease obligations	$333,489

The summary of future maturities of our outstanding debt as of September 30, 2011 is included in the commitments table in Note 10.

Note 9.	Acquisition

When we acquire a business, we allocate the purchase price to the various components of the acquisition based upon the fair value of each component using various valuation techniques, including the market approach, income approach and/or cost approach.

The accounting standard for business combinations requires most identifiable assets, liabilities, noncontrolling interests and goodwill acquired to be recorded at fair value. Transaction costs related to the acquisition of the business are expensed as incurred. Costs associated with the issuance of debt associated with a business combination are capitalized and included as a yield adjustment to the underlying debt’s stated rate.

Acquired intangible assets other than goodwill are amortized over their estimated useful lives unless the lives are determined to be indefinite.

Hughes Communications

On June 8, 2011, we completed the Hughes Acquisition, pursuant to the Hughes Agreement by and between us, EchoStar, certain subsidiaries of EchoStar, and Hughes Communications, Inc., following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Hughes Agreement, 100% of the issued and outstanding shares of common stock and vested stock options of Hughes Communications, Inc. were converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  The funding of the Hughes Acquisition was supported by the issuance of $1.1 billion of senior secured notes and $900 million of senior unsecured notes.  See Note 8 for further discussion. In addition to the debt securities issued, EchoStar contributed cash and marketable investment securities and forgave certain intercompany accounts payables, net totaling $609 million for HSS.

In connection with the Hughes Acquisition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  As of September 30, 2011, our maximum liability for these unvested stock awards of Hughes Communications, Inc. was approximately $34 million, which is payable based on the original vesting terms of the stock award.  Of the $34 million, $18 million was accrued as of September 30, 2011 included in “Accrued payments in connection with Hughes Acquisition” on our Condensed Consolidated Balance Sheets, the remainder of which will be recognized over the remaining vesting period associated with the stock award, the last of which expires in 2014.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

In addition, we are also liable to pay approximately $17 million, of which $11 million was accrued as of September 30, 2011 included in “Accrued payments in connection with Hughes Acquisition” on our Condensed Consolidated Balance Sheets, in change of control bonuses to certain of the executives of Hughes Communications in December 2011. For the three and nine months ended September 30, 2011, we recognized $9 million and $25 million of expense associated with the change of control bonuses.

Hughes is the global leader in broadband satellite technologies and services and a leading provider of managed network services.  Together with Hughes, we have an extensive fleet of owned and leased satellites, experienced personnel and communications facilities around the world.  The acquisition significantly expands our ability to provide new video and data products and solutions.

The Hughes Acquisition was accounted for as a business combination.  However, we have not completed allocating the purchase price among the assets that were acquired and thus the allocation in the table below may change.

Amount
(In thousands)
Cash	$84,768
Marketable investment securities	22,148
Other current assets	281,205
Property and equipment	917,240
Intangibles	433,057
Goodwill	523,135
FCC authorizations	400,000
Other noncurrent assets	55,776
Current liabilities	(266,017)
Deferred tax liabilities	(244,781)
Long-term liabilities	(22,239)
Non-controlling interests	(9,679)
Total purchase price	$2,174,613

In connection with the Hughes Acquisition, we incurred $35 million of acquisition related transaction costs consisting primarily of banking, bond forfeiture, legal and accounting fees. These costs are included in “Hughes Acquisition costs” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

In connection with the issuance of our 6 1/2% Senior Secured Notes due 2019 and our 7 5/8% Senior Notes due 2021, we incurred $58 million of debt issuance costs, which are included in “Other noncurrent assets, net” on our Condensed Consolidated Balance Sheets.  For the three and nine months ended September 30, 2011, we amortized $1 million and $2 million, respectively, of debt issuance costs.

The following unaudited pro forma condensed consolidated operating results for the three and nine months ended September 30, 2011 and 2010 give effect to the Hughes Acquisition as if it occurred on January 1, 2010, except  for certain transaction and compensation costs of $9 million and $46 million for the three and nine months ended September 30, 2011, respectively, which are included in the pro forma amounts below.  These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date and should not be used as a predictive measure of our future financial position, results of operations or liquidity.  The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Supplemental pro forma financial information (Unaudited)	2011	2010	2011	2010
	(In thousands)
Total revenue	$355,860	$331,805	$1,041,062	$953,851
Net income (loss) attributable to the HSS common shareholder	$4,439	$(29,882)	$(35,607)	$(60,986)

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Effective June 9, 2011, revenue and expenses associated with the Hughes Acquisition are included within the Hughes segment in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).  See Note 11 for further discussion.

Note 10.	Commitments and Contingencies

Commitments

As of September 30, 2011, future maturities of our contractual obligations are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$2,006,706	$222	$1,134	$1,009	$1,068	$1,100	$2,002,173
Capital lease obligations	389,606	13,573	57,486	62,528	64,284	12,487	179,248
Interest expense on long-term
debt and capital lease obligations	1,481,289	85,351	175,292	169,982	164,219	160,528	725,917
Satellite-related obligations	1,165,149	105,056	275,841	126,768	99,773	78,774	478,937
Operating lease obligations	41,891	3,512	12,966	8,983	6,861	4,557	5,012
Purchase and other obligations	7,590	6,201	676	510	203	-	-
Payments in connection with
Hughes Acquisition	22,426	5,798	7,012	5,866	3,750	-	-
Total	$5,114,657	$219,713	$530,407	$375,646	$340,158	$257,446	$3,391,287

Future commitments related to satellites, including two launch contracts for satellites that are currently under construction, as described below, are included in the table above under “Satellite-related obligations.”  Payments related to the QuetzSat-1 capital lease are currently included in “Satellite-related obligations” but will be reclassified to “Capital lease obligations” when the satellite is placed into service later this year.

•
EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  As of September 30, 2011, the remaining obligation related to EchoStar XVI of $85 million, including the launch contract, is included in the table above.

•
Jupiter.  During June 2009, Hughes Communications entered into an agreement with SS/L for the construction of Jupiter, which is expected to launch in the first half of 2012.  Barrett Xplore Inc. has agreed to lease the user beams designed to operate in Canada, which represents a portion of the capacity available on the Jupiter satellite.  As of September 30, 2011, the remaining obligation related to Jupiter of $103 million, including the launch contract, is included in the table above.

In certain circumstances, the dates on which we are obligated to make these payments could be delayed. These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Acquisition of Brazilian Orbital Slots.  On August 30, 2011, we were declared the winner of the right to select two orbital slots in an auction conducted by ANATEL, the Brazilian communications regulatory authority.  We initially selected the 45 degree west orbital location and the 68.5 degree west orbital location for bids of approximately $79 million and $19 million, respectively, using an exchange rate of 1.8291 as of September 30, 2011.  These amounts are not included in the table above.  Our right to each orbital slot has been separately challenged by other auction participants, and these challenges are pending.  In addition, we must comply with certain post-auction regulatory and payment requirements before we will receive the orbital slot(s).  Once we receive the orbital slot(s), the slot(s) will be used to expand our video and data capabilities in South America.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)
Contingencies

Separation Agreement

In connection with the Spin-off, EchoStar entered into a separation agreement with DISH Network that provides, among other things, for the division of certain liabilities, including liabilities resulting from litigation. Under the terms of the separation agreement, EchoStar has assumed certain liabilities that relate to its business including certain designated liabilities for acts or omissions that occurred prior to the Spin-off. Certain specific provisions govern intellectual property related claims under which, generally, EchoStar will only be liable for its acts or omissions following the Spin-off and DISH Network will indemnify EchoStar for any liabilities or damages resulting from intellectual property claims relating to the period prior to the Spin-off as well as DISH Network’s acts or omissions following the Spin-off.

Litigation

We are involved in a number of legal proceedings (including those described below) concerning matters arising in connection with the conduct of our business activities.  Many of these proceedings are at preliminary stages, and many of these cases seek an indeterminate amount of damages.  We regularly evaluate the status of legal proceedings in which we are involved, to assess whether a loss is probable or there is a reasonable possibility that a loss or additional loss may have been incurred and determine if accruals are appropriate.  We further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made, if accruals are not appropriate.

We are subject to various legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Note 11.	Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Total assets by segment have not been specified because the information is not available to the chief operating decision-maker. Under this definition, we operate two segments.

•
EchoStar Satellite Services – which uses 10 of our 11 owned and leased in-orbit satellites and related FCC licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.

•
Hughes – which provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers.  Hughes also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  Effective June 9, 2011, Hughes became a new segment as a result of the Hughes Acquisition and the results of operations of Hughes Communications are included in this report only as of such date.  See Note 9 for further discussion of the transaction.

The “All Other” category consists of revenue and net income (loss) attributable to the HSS common shareholder from other operations including our corporate investment portfolio for which segment disclosure requirements do not apply.  In addition, this category includes interest expense related to our 6 1/2% Senior Secured Notes due 2019 and our 7 5/8% Senior Notes due 2021, net of capitalized interest.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

The following table reports our operating segment data and reconciles earnings before interest, taxes, depreciation and amortization (“EBITDA”) to reported “Net income (loss) attributable to the HSS common shareholder” in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss):

	EchoStar Satellite Services Segment	Hughes Segment	All Other	Consolidated Total
	(In thousands)
For the Three Months Ended September 30, 2011
Total revenue	$68,491	$287,861	$-	$356,352
EBITDA (1)	44,371	67,294	181	111,846
Interest income (expense), net	(9,781)	104	(22,576)	(32,253)
Income tax benefit (provision), net	7,694	1,440	-	9,134
Depreciation and amortization	(23,686)	(77,362)	-	(101,048)
Net income (loss) attributable to the HSS common shareholder	$18,598	$(8,524)	$(22,395)	$(12,321)
For the Nine Months Ended September 30, 2011
Total revenue	$205,989	$369,784	$-	$575,773
EBITDA (1)	149,255	87,527	(33,740)	203,042
Interest income (expense), net	(29,545)	102	(19,638)	(49,081)
Income tax benefit (provision), net	(5,799)	(171)	7,667	1,697
Depreciation and amortization	(70,581)	(93,395)	-	(163,976)
Net income (loss) attributable to the HSS common shareholder	$43,330	$(5,937)	$(45,711)	$(8,318)
For the Three Months Ended September 30, 2010
Total revenue	$66,870	$-	$-	$66,870
EBITDA (1)	46,264	-	-	46,264
Interest income (expense), net	(9,491)	-	5,288	(4,203)
Income tax benefit (provision), net	(9,664)	-	2,685	(6,979)
Depreciation and amortization	(23,146)	-	-	(23,146)
Net income (loss) attributable to the HSS common shareholder	$3,963	$-	$7,973	$11,936
For the Nine Months Ended September 30, 2010
Total revenue	$196,631	$-	$-	$196,631
EBITDA (1)	139,687	-	-	139,687
Interest income (expense), net	(31,652)	-	12,130	(19,522)
Income tax benefit (provision), net	(17,443)	-	(403)	(17,846)
Depreciation and amortization	(71,799)	-	-	(71,799)
Net income (loss) attributable to the HSS common shareholder	$18,793	$-	$11,727	$30,520

(1)           EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industries.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Geographic Information and Transactions with Major Customers

Geographic Information. Revenues are attributed to geographic regions based upon the location where the goods and services are provided. North American revenue includes transactions with North American customers. All other revenue includes transactions with customers in Asia, Africa, Australia, Europe, South America and the Middle East. The following table summarizes total long-lived assets and revenue attributed to the North American and other foreign locations.

			As of
			September 30,	December 31,
Long-lived assets, including FCC authorizations:			2011	2010
			(In thousands)
North America			$3,188,306	$883,756
All other			26,095	-
Total			$3,214,401	$883,756

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Revenue:	2011	2010	2011	2010
	(In thousands)
North America	$297,897	$66,870	$497,625	$196,631
All other	58,455	-	78,148	-
Total	$356,352	$66,870	$575,773	$196,631

Transactions with Major Customers. During the three and nine months ended September 30, 2011 and 2010, our revenue included sales to one major customer.  The following table summarizes sales to this customer and its percentage of total revenue.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Revenue:
DISH Network	$54,526	$51,691	$160,554	$157,114
All other	301,826	15,179	415,219	39,517
Total revenue	$356,352	$66,870	$575,773	$196,631
Percentage of total revenue:
DISH Network	15.3%	77.3%	27.9%	79.9%
All other	84.7%	22.7%	72.1%	20.1%

Note 12.	Related Party Transactions

EchoStar

Our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) include expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar and certain services provided to us by DISH Network, as described below. These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology. For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis. For expenses that were not clearly identifiable to us, allocations were based on the relative percentages, as compared to EchoStar’s other businesses, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated. We recorded expense for these services of $2 million and $1 million for the three months ended September 30, 2011 and 2010, respectively, and $6 million and $3 million for the nine months ended September 30, 2011 and 2010, respectively.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

DISH Network

Following the Spin-off, EchoStar and DISH Network have operated as separate public companies and DISH Network has no ownership interest in EchoStar or us.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, EchoStar and DISH Network have entered into certain agreements pursuant to which EchoStar and we obtain certain products, services and rights from DISH Network, DISH Network obtains certain products, services and rights from us and EchoStar, and we, EchoStar and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  In addition, we and EchoStar may enter into additional agreements with DISH Network in the future.

Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that may have an impact on our financial position and results of operations.

“Services and other revenue – DISH Network”

Satellite Capacity Agreements. In connection with the Spin-off and subsequent to the Spin-off, we entered into certain satellite capacity agreements pursuant to which DISH Network leases satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  The term of each of the leases is set forth below:

EchoStar III, VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  In August 2010, DISH Network’s lease of EchoStar III terminated when it was replaced by EchoStar XV, which is owned by DISH Network.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date, and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree orbital location.  The FCC has granted us an authorization to operate the satellite at the 61.5 degree orbital location.  For as long as EchoStar XV remains in service at the 61.5 degree orbital location, DISH Network is obligated to pay us a fee for the use of the orbital slot which varies depending on the number of frequencies being used by EchoStar XV.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Nimiq 5 Agreement.  During September 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During September 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which they will receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We and DISH Network are currently receiving service on 29 of these DBS transponders and will receive service on the remaining three DBS transponders on January 1, 2012.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to us that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term, DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite.  This satellite was launched on September 29, 2011 and was placed into service during the fourth quarter of 2011 at the 67.1 degree orbital location while we explore alternative uses for the QuetzSat-1 satellite.  We commenced payments under our agreement with SES upon the placement of the QuetzSat-1 satellite at the 67.1 degree orbital location.  During 2008, we also entered into a transponder service agreement  with DISH Network pursuant to which they will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.

Under the terms of our contractual arrangements with DISH Network, we will recognize revenue for the QuetzSat-1 satellite when it is placed into service at the 77 degree orbital location and continuing through the remainder of the service term.  Unless earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire ten years following the date that QuetzSat-1 satellite was placed at the 67.1 degree orbital location.  Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon a launch failure, in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

TT&C Agreement.  In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on January 1, 2012.  The fees for services provided under the TT&C agreement are calculated at cost plus a fixed margin.  DISH Network may terminate the TT&C agreement for any reason upon at least 60 days notice.  We expect to enter into an agreement pursuant to which we will continue to provide certain TT&C services to DISH Network after January 1, 2012.

“General and administrative expenses – DISH Network”

Management Services Agreement.  In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to us and EchoStar. Specifically, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but also served as EchoStar’s Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively, during the quarter ended September 30, 2011. EchoStar makes payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits). These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for us and EchoStar under the management services agreement. EchoStar also reimburses DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to us and EchoStar. EchoStar and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as EchoStar and DISH Network mutually agree

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

upon. A portion of these costs and expenses has been allocated to HSS in the manner described above under the caption “EchoStar.”

The management services agreement automatically renewed on January 1, 2011 for an additional one-year period until January 1, 2012 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by us at any time upon at least 30 days notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days notice; or (iii) by DISH Network upon notice to us, following certain changes in control.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, EchoStar entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by the Professional Services Agreement.  During 2009, EchoStar and DISH Network agreed that EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the transition services agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, EchoStar and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (as discussed above, previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services from EchoStar (as discussed above, previously provided under the services agreement).  A portion of these fees has been allocated to us in the manner described above under the caption “EchoStar.” The professional services agreement expires on January 1, 2012, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon at least 30 days notice.

Other Agreements – DISH Network

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I. The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.   During the three and nine months ended September 30, 2011 the amount of those fees included in “Cost of sales – services and other” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) was approximately $6 million and $17 million, respectively. During the three and nine months ended September 30, 2010, the amount of those fees included in “Cost of sales – services and other” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) was approximately $5 million and $13 million, respectively.  The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends, among other things, upon the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options. We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised.

Tax Sharing Agreement.  As a subsidiary of EchoStar, we are an indirect party to EchoStar’s tax sharing agreement with DISH Network that was entered into in connection with the Spin-off. This agreement governs EchoStar and DISH Network’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify EchoStar for such taxes. However, DISH Network is not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, EchoStar will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

HUGHES SATELLITE SYSTEMS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - Continued
(Unaudited)

Blockbuster.  On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (“Blockbuster”).  Hughes Communications provides broadband products and services to Blockbuster.  For each of the three and nine months ended September 30, 2011, we recognized less than $1 million and $1 million of revenue from Blockbuster, respectively.  As of September 30, 2011, we had a receivable balance of less than $1 million due from Blockbuster.

Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In addition to our 45% ownership in Hughes Systique, Pradman Kaul, the CEO and President of Hughes Communications, Inc. and a member of EchoStar’s board of directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 26%, on an undiluted basis, of Hughes Systique’s outstanding shares as of September 30, 2011. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. We are considered the “primary beneficiary” of Hughes Systique and as a result, we are required to consolidate Hughes Systique’s results of operations in our operating results.

Dish Mexico

During 2008, EchoStar entered into a joint venture for a direct-to-home (“DTH”) satellite service in Mexico known as Dish Mexico. Pursuant to these arrangements, we provide satellite capacity to Dish Mexico. For each of the three month periods ended September 30, 2011 and 2010, we recognized $2 million of revenue from Dish Mexico. For each of the nine month periods ended September 30, 2011 and 2010, we recognized $6 million of revenue from Dish Mexico. As of September 30, 2011 and December 31, 2010, amounts receivable from Dish Mexico totaled $1 million.

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

You should read the following management’s narrative analysis of our results of operations together with the condensed consolidated financial statements and notes to the financial statements included elsewhere in this report.  This management’s narrative analysis is intended to help provide an understanding of our results of operations and contains forward-looking statements that involve risks and uncertainties.  The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results.  Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those relating to us as discussed in the Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Report on Form 10-Q for the quarterly periods ended March 31 and June 30, 2011 of EchoStar Corporation (“EchoStar”) under the caption “Item 1A.  Risk Factors.”

EXECUTIVE SUMMARY

Hughes Satellite Systems Corporation (referred to as “HSS,” the “Company,” “we,” “us” and/or “our”), formerly known as EH Holding Corporation, is a holding company and a direct, wholly-owned subsidiary of EchoStar. EchoStar is a publicly traded company listed on the Nasdaq Global Select Market under the symbol “SATS”. The Company was formed as a Colorado corporation in March 2011 to facilitate the acquisition (the “Hughes Acquisition”) of Hughes Communications, Inc. and its subsidiaries (“Hughes Communications”) and related financing transactions. In connection with our formation, EchoStar contributed the assets and liabilities of its satellite services business, including its principal operating subsidiary of its satellite services business, EchoStar Satellite Services L.L.C., to us. As a result, our historical financial statements, prior to June 9, 2011, reflect the historical consolidated financial position and operating results of EchoStar’s satellite services business.

Following the Hughes Acquisition, we operate two segments: the EchoStar Satellite Services segment and the Hughes segment.

EchoStar Satellite Services Segment

Our EchoStar Satellite Services segment uses ten of our owned and leased in-orbit satellites and related Federal Communications Commission (“FCC”) licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network Corporation (“DISH Network”), and secondarily to Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”), U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  Furthermore, we continue to pursue expanding our business offerings by providing value added services such as telemetry, tracking and control services to third parties.  However, there can be no assurance that we will be able to effectively compete against our competitors due to their significant resources and operating history.

As of September 30, 2011, our EchoStar Satellite Services segment had contracted revenue backlog attributable to satellites currently in orbit of approximately $905 million and contracted backlog attributable to satellites under construction, including QuetzSat-1, of $1.053 billion which provides significant visibility into future revenue.

Dependence on DISH Network.  We depend on DISH Network for a substantial portion of the revenue for our EchoStar Satellite Services segment.  Therefore, our results of operations are and will for the foreseeable future be closely linked to the performance of DISH Network’s satellite pay-TV business.

While we expect to continue to provide satellite services to DISH Network for the foreseeable future, its satellite capacity requirements may change for a variety of reasons, including the launch of its own additional satellites.  Any termination or reduction in the services we provide to DISH Network would increase excess capacity on our satellites and require that we aggressively pursue alternative sources of revenue for this business.

In addition, because the number of potential new customers for our EchoStar Satellite Services segment is small, our current customer concentration is likely to continue for the foreseeable future.  Our future success may also depend on the extent to which prospective customers that have been competitors of DISH Network are willing to purchase services from us.  Many of these customers may continue to view us as a competitor given the common ownership and management team EchoStar continues to share with DISH Network.

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

Additional Challenges for our EchoStar Satellite Services Segment.  Our ability to expand revenues in the EchoStar Satellite Services segment will likely require that we displace incumbent suppliers that generally have well established business models and often benefit from long-term contracts with their customers.  As a result, to grow our EchoStar Satellite Services segment we may need to develop or otherwise acquire access to new satellite-delivered services so that we may offer differentiated services to prospective customers.  However, there can be no assurance that we would be able to develop or otherwise acquire access to such differentiated services or develop the sales and marketing expertise necessary to sell such services profitably.

In addition, as our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity, which may require us to seek additional financing.  However, there can be no assurance that such financing will be available to fund any such replacement alternatives on terms that would be attractive to us or at all.

Hughes Segment

On June 8, 2011, we acquired all of the outstanding equity of Hughes Communications, Inc., pursuant to an agreement and plan of merger (the “Hughes Agreement”) by and between us, EchoStar, certain of EchoStar’s subsidiaries, and Hughes Communications, Inc., following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Hughes Agreement, each issued and outstanding share of common stock and vested stock options of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  In addition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  The funding of the Hughes Acquisition was supported by the issuance of $1.1 billion of senior secured notes and $900 million of senior unsecured notes.  See Note 8 in the Notes to our Condensed Consolidated Financial Statements for further discussion.  In addition to the debt securities issued, EchoStar contributed cash and marketable investment securities and forgave certain intercompany accounts payables, net totaling $609 million for HSS.

Our Hughes segment provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the consumer market.  Our Hughes segment also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  We incorporate advances in technology to reduce costs and to increase the functionality and reliability of our products and services.  Through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2 and proprietary software web acceleration and compression techniques, we continue to improve the efficiency of our networks.  In addition, we invest in technologies to enhance our system and network management capabilities, specifically our managed services for enterprises.  We also continue to invest in next generation technologies that can be applied to our future products and services.

In June 2009, Hughes Communications entered into an agreement with Space Systems/Loral, Inc. (“SS/L”), under which SS/L will manufacture our next-generation, geostationary high throughput satellite (“Jupiter”). Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the HughesNet consumer broadband Internet service in North America.  We anticipate launching Jupiter in the first half of 2012.

In August 2010, Hughes Communications was awarded $59 million from the U.S. Government as the only recipient of a national award under the broadband stimulus programs, established pursuant to the American Recovery and Reinvestment Act of 2009.  This award is part of the U.S. Government’s investments in broadband projects to expand access to broadband service and create jobs and economic opportunity in rural, underserved communities nationwide.  Hughes began to offer services to customers under this program in October 2010.

As of September 30, 2011, we had 626,000 customers that subscribe to our consumer and small/medium enterprise service.  In addition, as of September 30, 2011, our Hughes segment had total revenue backlog, which we define as our expected future revenue under customer contracts that are non-cancelable and excluding agreements with our customers in our consumer market, of approximately $1.070 billion, which provides significant visibility into future revenue.

Additional Challenges for our Hughes Segment.  Our ability to continue to grow our consumer revenue will depend on our success in adding new subscribers on our satellite network and successful launch and deployment of our Jupiter satellite as planned.  We may need to adjust our service offerings in response to the offerings of our competitors, including WildBlue Communications, Inc. (“WildBlue”), following its commencement of service on the ViaSat-1 satellite which launched in October 2011.  In addition, following the commencement of service on ViaSat-1 and prior to the commencement of service

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

on Jupiter, WildBlue may be in a better position to offer faster connection speeds more economically than us, which could adversely impact our ability to add new subscribers and our consumer revenues.

An additional focus in this business is our ability to grow our revenue in the enterprise business, both domestically and internationally.

International DTH Platforms

During 2008, EchoStar entered into a joint venture for a direct-to-home satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide satellite capacity to Dish Mexico.  For the three and nine months ended September 30, 2011, we recognized $2 million and $6 million, respectively, of satellite services to Dish Mexico.

New Business Opportunities

We are exploring opportunities to selectively pursue partnerships, joint ventures and strategic acquisition opportunities that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers.

Adverse Economic Conditions

Our ability to grow or maintain our business may be adversely affected by weak global and domestic economic conditions, including wavering consumer confidence and constraints on discretionary purchasing, unemployment, tight credit markets, declines in global and domestic stock markets, falling home prices and other factors that may adversely affect the markets in which we operate.  Our ability to increase our income or to generate additional revenues will depend in part on our ability to organically grow our businesses, identify and successfully exploit opportunities to acquire other businesses or technologies, and enter into strategic partnerships.  These activities may require significant additional capital that may not be available on terms that would be attractive to us or at all.  In particular, volatile credit markets, which have significantly impacted the availability and cost of financing, specifically in the leveraged finance markets, may significantly constrain our ability to obtain financing to support our growth initiatives.  These developments in the credit markets may increase our cost of financing and impair our liquidity position.  In addition, these developments may cause us to defer or abandon business strategies and transactions that we would otherwise pursue if financing were available on acceptable terms.

EXPLANATION OF KEY METRICS AND OTHER ITEMS

Services and other revenue. “Services and other revenue” primarily includes the sale of enterprise and consumer broadband services, as well as maintenance and other contracted services.  “Services and other revenue” also includes revenue associated with satellite and transponder leasing, satellite uplinking/downlinking and other services provided to customers other than DISH Network.

Services and other revenue – DISH Network. “Services and other revenue – DISH Network” primarily includes revenue associated with satellite and transponder leasing, satellite uplinking/downlinking, telemetry, tracking and control, and other services provided to DISH Network.

Equipment revenue. “Equipment revenue” primarily includes the sale of broadband equipment and networks to customers in our enterprise and consumer markets.

Cost of sales - services and other. “Cost of sales – services and other” principally includes the cost of broadband services sold to customers in our enterprise and consumer markets, as well the cost of providing maintenance and other contracted services. “Cost of sales – services and other” also includes costs associated with satellite and transponder leasing, satellite uplinking/downlinking, telemetry, tracking and control, and other services.

Cost of sales – equipment. “Cost of sales – equipment” consists primarily of the cost of broadband equipment and networks sold to customers in our enterprise and consumer markets.

Selling, general and administrative expenses. “Selling, general and administrative expenses” consists primarily of selling and marketing costs and employee-related costs associated with administrative services (i.e., information systems, human resources and other services), including non-cash, stock-based compensation expense. It also includes research and

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

development expense, professional fees (i.e., legal, information systems and accounting services) and other items associated with facilities and administrative services provided by DISH Network and other third parties.

Interest income.  “Interest income” consists primarily of interest earned on our cash, cash equivalents and marketable investment securities, including accretion on debt securities.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” primarily includes interest expense associated with our debt and capital lease obligations (net of capitalized interest), and amortization of debt issuance costs.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is defined as “Net income (loss) attributable to the HSS common shareholder” plus “Interest expense, net of amounts capitalized” net of “Interest income,” “Income taxes” and “Depreciation and amortization.”  This “non-GAAP measure” is reconciled to “Net income (loss) attributable to the HSS common shareholder” in our discussion of “Results of Operations” below.

 RESULTS OF OPERATIONS

Three Months Ended September 30, 2011 Compared to the Three Months Ended September 30, 2010.

	For the Three Months
	Ended September 30,		Variance
Statements of Operations Data	2011	2010	Amount	%
	(Dollars in thousands)
Revenue:
Services and other revenue	$243,569	$14,751	$228,818	NM
Services and other revenue - DISH Network	54,429	51,691	2,738	5.3%
Equipment revenue	58,257	428	57,829	NM
Equipment revenue - DISH Network	97	-	97	NM
Total revenue	356,352	66,870	289,482	NM

Costs and Expenses:
Costs of sales - services and other	125,380	17,888	107,492	NM
% of Total services and other revenue	42.1%	26.9%
Cost of sales - equipment	48,729	348	48,381	NM
% of Total equipment revenue	83.5%	81.3%
Selling, general and administrative expenses	69,733	3,440	66,293	NM
% of Total revenue	19.6%	5.1%
Depreciation and amortization	101,048	23,146	77,902	NM
Total costs and expenses	344,890	44,822	300,068	NM

Operating income (loss)	11,462	22,048	(10,586)	(48.0)%

Other Income (Expense):
Interest income	1,538	1	1,537	NM
Interest expense, net of amounts capitalized	(33,791)	(4,204)	(29,587)	NM
Hughes Acquisition costs	(730)	-	(730)	NM
Other, net	336	1,070	(734)	(68.6)%
Total other income (expense)	(32,647)	(3,133)	(29,514)	NM

Income (loss) before income taxes	(21,185)	18,915	(40,100)	NM
Income tax (provision) benefit, net	9,134	(6,979)	16,113	NM
Effective tax rate	(43.1)%	(36.9)%
Net income (loss)	(12,051)	11,936	(23,987)	NM
Less: Net income (loss) attributable to noncontrolling interests	270	-	270	NM
Net income (loss) attributable to the HSS common shareholder	$(12,321)	$11,936	$(24,257)	NM

Other Data:
EBITDA	$111,846	$46,264	$65,582	NM

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

Services and other revenue. “Services and other revenue,” including “Services and other revenue - DISH Network,” totaled $298 million during the three months ended September 30, 2011, an increase of $232 million compared to the same period in 2010.  This increase was primarily related to services revenue contributed by our Hughes segment from the sale of broadband services to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services.

Equipment revenue.  “Equipment revenue,” including “Equipment revenue - DISH Network,” totaled $58 million during the three months ended September 30, 2011, an increase of $58 million compared to the same period in 2010.  This change primarily related to equipment revenue contributed by our Hughes segment from the sale of broadband equipment and networks sold to customers in our enterprise and consumer markets.

Cost of sales – services and other.  “Cost of sales – services and other” totaled $125 million during the three months ended September 30, 2011, an increase of $107 million compared to the same period in 2010.  This change primarily related to costs associated with the sale of broadband services provided to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services from our Hughes segment.  “Cost of sales – services and other” represented 42.1% and 26.9% of total services and other revenue for the three months ended September 30, 2011 and 2010, respectively.  The increase in the expense to revenue ratio principally resulted from an increase in revenue from our Hughes segment.

Cost of sales – equipment.  “Cost of sales – equipment” totaled $49 million during the three months ended September 30, 2011, an increase of $48 million compared to the same period in 2010.  This increase primarily related to costs associated with the sale of broadband equipment and networks to customers in our enterprise and consumer markets resulting from our Hughes segment. “Cost of sales – equipment” represented 83.5% and 81.3% of total equipment revenue for the three months ended September 30, 2011 and 2010, respectively. The increase in the expense to revenue ratio principally resulted from an increase in revenue from our Hughes segment.

Selling, general and administrative expenses.  “Selling, general and administrative expenses” totaled $70 million during the three months ended September 30, 2011, an increase of $66 million compared to the same period in 2010.  This change primarily resulted from an increase in marketing and advertising expenses and other general and administrative expenses resulting from our Hughes segment. Of the $66 million increase in “Selling, general and administrative expenses”, $9 million is associated with change of control bonuses given to certain of the executives of Hughes Communications. See Note 9 in the Notes to the Condensed Consolidated Financial Statements for further discussion.

Depreciation and amortization. “Depreciation and amortization” expense totaled $101 million during the three months ended September 30, 2011, an increase of $78 million compared to the same period in 2010. This change related to an increase in depreciation expense on equipment and satellites as well as amortization expense on intangibles resulting from our Hughes segment.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” totaled $34 million during the three months ended September 30, 2011, an increase of $30 million compared to the same period in 2010.  This change primarily resulted from an increase in interest expense related to the issuance of our 6 1/2% Senior Secured Notes due 2019 and 7 5/8% Senior Notes due 2021 during the second quarter of 2011 and a decrease in capitalized interest.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $112 million during the three months ended September 30, 2011, an increase of $66 million compared to the same period in 2010.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Three Months
	Ended September 30,
	2011	2010
	(In thousands)
EBITDA	$111,846	$46,264
Interest expense, net	(32,253)	(4,203)
Income tax (provision) benefit, net	9,134	(6,979)
Depreciation and amortization	(101,048)	(23,146)
Net income (loss) attributable to the HSS common shareholder	$(12,321)	$11,936

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industries.

Income tax (provision) benefit, net.  The income tax benefit totaled $9 million during the three months ended September 30, 2011 compared to an income tax provision of $7 million in the same period in 2010.  This change resulted from a decrease in “Income (loss) before income taxes.” Our effective tax rates for the three months ended September 30, 2011 was impacted by accounting for income taxes in interim periods.

Net income (loss) attributable to the HSS common shareholder.  Our net loss attributable to the HSS common shareholder was $12 million during the three months ended September 30, 2011, a decrease of $24 million compared to the same period in 2010.  This decrease was primarily attributable to the changes in revenue and expenses discussed above.

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010.

	For the Nine Months
	Ended September 30,		Variance
Statements of Operations Data	2011	2010	Amount	%
	(Dollars in thousands)
Revenue:
Services and other revenue	$331,775	$38,571	$293,204	NM
Services and other revenue - DISH Network	160,457	157,114	3,343	2.1%
Equipment revenue	83,444	946	82,498	NM
Equipment revenue - DISH Network	97	-	97	NM
Total revenue	575,773	196,631	379,142	NM

Costs and Expenses:
Costs of sales - services and other	185,277	48,193	137,084	NM
% of Total services and other revenue	37.6%	24.6%
Cost of sales - equipment	68,541	700	67,841	NM
% of Total equipment revenue	82.0%	74.0%
Selling, general and administrative expenses	93,029	9,133	83,896	NM
% of Total revenue	16.2%	4.6%
Depreciation and amortization	163,976	71,799	92,177	NM
Total costs and expenses	510,823	129,825	380,998	NM

Operating income (loss)	64,950	66,806	(1,856)	(2.8)%

Other Income (Expense):
Interest income	1,823	5	1,818	NM
Interest expense, net of amounts capitalized	(50,904)	(19,527)	(31,377)	NM
Hughes Acquisition costs	(35,230)	-	(35,230)	NM
Other, net	9,703	1,082	8,621	NM
Total other income (expense)	(74,608)	(18,440)	(56,168)	NM

Income (loss) before income taxes	(9,658)	48,366	(58,024)	NM
Income tax (provision) benefit, net	1,697	(17,846)	19,543	NM
Effective tax rate	(17.6)%	(36.9)%
Net income (loss)	(7,961)	30,520	(38,481)	NM
Less: Net income (loss) attributable to noncontrolling interests	357	-	357	NM
Net income (loss) attributable to the HSS common shareholder	$(8,318)	$30,520	$(38,838)	NM

Other Data:
EBITDA	$203,042	$139,687	$63,355	45.4%

Services and other revenue.  “Services and other revenue,” including “Services and other revenue - DISH Network,” totaled $492 million during the nine months ended September 30, 2011, an increase of $297 million compared to the same period in 2010.  This increase was primarily related to services revenue contributed by our Hughes segment from the sale of broadband services to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services.

Equipment revenue.  “Equipment revenue,” including “Equipment revenue - DISH Network,” totaled $84 million during the nine months ended September 30, 2011, an increase of $83 million compared to the same period in 2010.  This change primarily related to equipment revenue contributed by our Hughes segment from the sale of broadband equipment and networks sold to customers in our enterprise and consumer markets.

Cost of sales – services and other.  “Cost of sales – services and other” totaled $185 million during the nine months ended September 30, 2011, an increase of $137 million compared to the same period in 2010.  This change primarily related to costs associated with the sale of broadband services provided to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services from our Hughes segment.  “Cost of sales – services and other” represented 37.6% and 24.6% of total services and other revenue for the nine months ended September 30, 2011 and 2010, respectively.  The increase in the expense to revenue ratio principally resulted from an increase in revenue from our Hughes segment.

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

Cost of sales – equipment.  “Cost of sales – equipment” totaled $69 million during the nine months ended September 30, 2011, an increase of $68 million compared to the same period in 2010.  This change primarily related to costs associated with the sale of broadband equipment and networks sold to customers in our enterprise and consumer markets in our Hughes segment. “Cost of sales – equipment” represented 82.0% and 74.0% of total equipment revenue for the nine months ended September 30, 2011 and 2010, respectively.  The increase in the expense to revenue ratio principally resulted from an increase in revenue from our Hughes segment.

Selling, general and administrative expenses.  “Selling, general and administrative expenses” totaled $93 million during the nine months ended September 30, 2011, an increase of $84 million compared to the same period in 2010.  This change primarily resulted from an increase in marketing and advertising expenses and other general and administrative expenses resulting from our Hughes segment. Of the $84 million increase in “Selling, general and administrative expenses,” $25 million is associated with change of control bonuses given to certain of the executives of Hughes Communications. See Note 9 in the Notes to the Condensed Consolidated Financial Statements for further discussion.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $164 million during the nine months ended September 30, 2011, an increase of $92 million compared to the same period in 2010. This change related to an increase in depreciation expense on equipment and satellites as well as amortization expense on intangibles resulting from the Hughes segment.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” totaled $51 million during the nine months ended September 30, 2011, an increase of $31 million compared to the same period in 2010.  This change primarily resulted from an increase in interest expense related to the issuance of our 6 1/2% Senior Secured Notes due 2019 and 7 5/8% Senior Notes due 2021 during the second quarter of 2011, partially offset by an increase in capitalized interest.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $203 million during the nine months ended September 30, 2011, an increase of $63 million or 45.4% compared to the same period in 2010.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Nine Months
	Ended September 30,
	2011	2010
	(In thousands)
EBITDA	$203,042	$139,687
Interest expense, net	(49,081)	(19,522)
Income tax (provision) benefit, net	1,697	(17,846)
Depreciation and amortization	(163,976)	(71,799)
Net income (loss) attributable to the HSS common shareholder	$(8,318)	$30,520

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industries.

Income tax (provision) benefit, net.  The income tax benefit totaled $2 million during the nine months ended September 30, 2011 compared to an income tax provision of $18 million in the same period in 2010.  This change resulted from a decrease in “Income (loss) before income taxes.” Our effective tax rate for the nine months ended September 30, 2011 was impacted by a significant amount of permanent differences in relation to “Income (loss) before income taxes.”

Net income (loss) attributable to the HSS common shareholder.  Our net loss attributable to the HSS common shareholder was $8 million during the nine months ended September 30, 2011 compared to a net income attributable to the HSS common

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

shareholder of $31 million for the same period in 2010.  The change was primarily attributable to the changes in revenue and expenses discussed above.

Critical Accounting Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported therein.  Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances.  Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.  For a summary of our significant accounting policies, including those discussed below, see Note 2 in the Notes to our Condensed Consolidated Financial Statements for further discussion.

Business Combinations.  When we acquire a business, we allocate the purchase price to the various components of the acquisition based upon the fair value of each component using various valuation techniques, including the market approach, income approach and/or cost approach.

The accounting standard for business combinations requires most identifiable assets, liabilities, noncontrolling interests and goodwill acquired to be recorded at fair value.  Transaction costs related to the acquisition of the business are expensed as incurred.  Costs associated with the issuance of debt associated with a business combination are capitalized and included as a yield adjustment to the underlying debt’s stated rate.

Acquired intangible assets other than goodwill are amortized over their estimated useful lives unless the lives are determined to be indefinite.  Amortization of these intangible assets is recorded on a straight line basis over an average finite useful life primarily ranging from approximately one to twenty years or in relation to the estimated discounted cash flows over the life of the intangible.

Valuation of long-lived assets.  We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review.  The carrying value of a long-lived asset or asset group is considered impaired when the anticipated undiscounted cash flows from such asset or asset group is less than its carrying value.  In that event, a loss is recorded in “Impairments of long-lived assets” on our condensed consolidated statements of operations based on the amount by which the carrying value exceeds the fair value of the long-lived asset or asset group.  Fair value is determined primarily using the estimated cash flows associated with the asset or asset group under review, discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of by sale are determined in a similar manner, except that fair values are reduced for estimated selling costs.  Among other reasons, changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Contingent liabilities.  A significant amount of management judgment is required in determining when, or if, an accrual should be recorded for a contingency and the amount of such accrual.  Estimates generally are developed in consultation with outside counsel and are based on an analysis of potential outcomes.  Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period to “Selling, general and administrative expenses,” which could be material to our condensed consolidated results of operations.

Income taxes. Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying condensed consolidated balance sheets, as well as operating loss and tax credit carryforwards.  Determining necessary valuation allowances requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning opportunities.  We periodically evaluate our need for a valuation allowance based on both historical evidence, including trends, and future expectations in each reporting period.  Any such valuation allowance is recorded in either “Income tax (provision) benefit, net” on our condensed consolidated statements of operations or “Total shareholder’s equity (deficit)” on our condensed consolidated balance sheets.  Future performance could have a significant effect on the realization of tax benefits, or reversals of valuation allowances, as reported in our condensed consolidated results of operations.

Uncertainty in tax positions. Management evaluates the recognition and measurement of uncertain tax positions based on applicable tax law, regulations, case law, administrative rulings and pronouncements and the facts and circumstances surrounding the tax position.  Changes in our estimates related to the recognition and measurement of the amount recorded for uncertain tax positions could result in significant changes in our “Income tax (provision) benefit, net,” which could be material to our condensed consolidated results of operations.

Item 2.	MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - Continued

Recently Adopted Accounting Guidance

For discussion of recently adopted accounting guidance, see Note 2 in the Notes to our Condensed Consolidated Financial Statements for further discussion.

New Accounting Pronouncements

For discussion of new accounting pronouncements, see Note 2 in the Notes to our Condensed Consolidated Financial Statements for further discussion.